Prospectus Supplement No. 6 (To Prospectus dated August 11, 2003)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-107575

$150,000,000

Sinclair Broadcast Group, Inc.
Convertible Senior Subordinated Notes due 2018

        This Prospectus Supplement No. 6 supplements and amends our prospectus dated August 11, 2003, as amended and supplemented by prospectus supplement no. 1 dated August 29, 2003, prospectus supplement no. 2 dated September 16, 2003, prospectus supplement no. 3 dated October 21, 2003, prospectus supplement no. 4 dated December 1, 2003 and prospectus supplement no. 5 dated March 5, 2004, relating to the resale from time to time by the selling securityholders of our Convertible Senior Subordinated Notes due 2018 and shares of our class A common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. The terms of the notes are set forth in the prospectus.

        The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading "Selling Securityholders" in the prospectus, and where the name of a selling securityholder identified in the table below also appears in the table in the prospectus or the previous prospectus supplement, the information set forth in the table below regarding that selling securityholder supercedes the information in the prospectus or the previous prospectus supplement:

Name	Principal amount of notes beneficially owned and offered hereby	Percentage of notes outstanding	Number of shares of class A common stock that may be sold	Percentage of shares of class common stock outstanding (1)
Battery Park High Yield Opportunity Master Fund, Ltd. (2)	$1,050,000	*	46,936	*
CNH CA Master Account, L.P.	$500,000	*	22,350	*
DB Equity Opportunities Master Portfolio Ltd.	$2,000,000	1.33%	89,403	*
Deam Convertible Arbitrage	$1,000,000	*	44,701	*
GMAM Investment Funds Trust—#7MS7	$1,125,000	*	50,289
Pyramid Equity Strategies Fund	$500,000	*	22,350	*
SEI Institutional Managed Trust—High Yield Bond Fund	$850,000	*	37,996	*

* Less than one percent.

(1)
Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934 using 45,891,484 shares of class A common stock outstanding on February 13, 2004. In calculating this amount, we treated as outstanding the number of shares of class A common stock issuable upon conversion of all of that particular holder's notes or other securities. However, we did not assume the conversion of any other holder's notes or other securities.

(2)
In addition to the securities reported above, the holder beneficially owns 60,000 shares of our class A common stock.

        Except as otherwise set forth above, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

Investing in the notes or the class A common stock issuable upon conversion of the notes involves risks. See "Risk Factors" beginning on page 8 of the prospectus dated August 11, 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 23, 2004.